State of Delaware
Secretary of State
Division of Corporations
Delivered 02:59 PM 05/02/2025
FILED 02:59 PM 05/02/2025
SR 20251963817 - File Number 7450251

CERTIFICATE OF MERGER

MERGING

MAG MILE CAPITAL, INC.
AN OKLAHOMA CORPORATION

WITH AND INTO

MAG MILE CAPITAL, INC.
A DELAWARE CORPORATION

Pursuant to Section 253 of the General Corporation Law of the State of Delaware

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Mag Mile Capital, Inc., a Delaware corporation (the "**Company**"), does hereby certify as follows:

FIRST: The Company is a Delaware corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger dated April 22, 2025 (the "**Merger Agreement**"), by and between the Company and Mag Mile Capital, Inc., an Oklahoma corporation (the "**Merger**"), has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 253 of the Delaware General Corporation Law.

THIRD: The Company is the surviving corporation in the Merger (the "**Surviving Corporation**") and the name of the Surviving Corporation shall be Tesoro Enterprises, Inc.

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Mag Mile Capital, Inc.
1141 W. Randloph St.
Suite 200
Chicago, IL 60607

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of Delaware.

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of the 1st day of May, 2025.

MAG MILE CAPITAL, INC.

By: /s/ Rushi Shah____
Name: Rushi Shah
Title: President and CEO